Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Green Brick Partners, Inc. and subsidiaries of our reports dated March 12, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Green Brick Partners, Inc. and subsidiaries in the Annual Report on Form 10-K of Green Brick Partners, Inc. and subsidiaries for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.
/s/ RSM US LLP

Dallas, Texas
March 12, 2018